Exhibit 99.1

Poema Global Holdings Corp. Announces the Separate Trading of its Class A Ordinary Shares and Warrants Commencing February 26, 2021

BERLIN and HONG KONG, Feb. 26, 2021 /PRNewswire/ — Poema Global Holdings Corp. (Nasdaq: PPGH.U) (the “Company”) announced that, commencing February 26, 2021, holders of the units sold in the Company’s initial public offering of 34,500,000 units, completed on January 8, 2021 may elect to separately trade the Class A ordinary shares and warrants included in the units. Any units not separated will continue to trade on the Nasdaq Capital Market (“Nasdaq”) under the symbol “PPGH.U,” and the separated Class A ordinary shares and warrants are expected to trade on Nasdaq under the symbols “PPGH” and “PPGHW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Unitholders will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

The units were initially offered by the Company in an underwritten offering. Citigroup Global Markets Inc. and UBS Securities LLC acted as joint book-running managers of the offering. A registration statement relating to the units and the underlying securities was declared effective by the Securities and Exchange Commission (the “SEC”) on January 5, 2021.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

For media relations, please contact:

ICR, LLC
Phil Denning
Email: Phil.denning@icrinc.com
Phone: +1 (646) 277-1249